Exhibit 5.1

July 26, 2018

Seattle Genetics, Inc.

21823 30th Drive SE

Bothell, WA 98021

Ladies and Gentlemen:

We have acted as counsel to Seattle Genetics, Inc., a Delaware corporation (the “Company”), with respect to certain matters in connection with the sale by the selling stockholders (the “Selling Stockholders”) named in the Prospectus Supplement (as defined below) of up to 50,977,960 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-222793) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on January 31, 2018, the related prospectus dated January 31, 2018 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares filed with the Commission on July 26, 2018 pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as in effect at the time of issuance of the Shares and as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below including filings made with the Commission by the Selling Stockholders. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

Cooley LLP  101 California Street  5th Floor  San Francisco, CA  94111-5800

t: (415) 693-2000  f: (415) 693-2222  cooley.com

Seattle Genetics, Inc.

July 26, 2018

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Sincerely,

COOLEY LLP

By:	/s/ Chadwick L. Mills
Chadwick L. Mills

Cooley LLP  101 California Street  5th Floor  San Francisco, CA  94111-5800

t: (415) 693-2000  f: (415) 693-2222  cooley.com